Exhibit 99.1

VIASPACE CEO Speaks at Office of Naval Research Program Review

Thursday July 21, 9:20 am ET

PASADENA, Calif., July 21 /PRNewswire-FirstCall/ — VIASPACE Inc. (OTC Bulletin Board: VSPC — News), a spin-off of NASA/Caltech’s Jet Propulsion Laboratory that transforms proven space and defense technologies into hardware and software products that solve today’s complex problems, announced today that CEO Dr. Carl Kukkonen was a speaker at the Office of Naval Research Biomaterials & Environmental Marine Biotech Program Review July 19-20 in Arlington, VA.

The Office of Naval Research (ONR) funds research and development of technologies of interest to the United States Navy.

Dr. Kukkonen’s presentation was on “Sensing of Weapons of Mass Destruction.” VIASPACE’s subsidiary, Ionfinity, has a $700,000 contract with ONR to develop a portable mass spectrometer-based instrument to detect chemical weapon agents and industrial chemicals in air and water samples.

“New technology is transforming mass spectroscopy from an expensive stationary laboratory technique to an affordable portable sensor for homeland security,” stated Dr. Kukkonen. “A low-cost, miniature mass spectrometer also enables distributed industrial process monitoring and control in the chemical and pharmaceutical industries.”

VIASPACE’s subsidiary, Ionfinity, is focusing on miniature and portable mass spectrometer-based instruments for homeland security, environmental monitoring, and industrial process control.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.

VIASPACE is a diversified technology company with unparalleled knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security & public safety, information & computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from the NASA/Caltech Jet Propulsion Laboratory into hardware and software solutions that solve today’s complex problems, VIASPACE has strong strategic relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, contact Investor Relations at (888) 359-9558 or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.

ON BEHALF OF THE BOARD

VIASPACE Inc.

Dr. Carl Kukkonen-CEO